Exhibit 99.1

           GRANITE CONSTRUCTION REPORTS FIRST QUARTER 2005 RESULTS

    WATSONVILLE, Calif., April 27 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced a net loss of $8.3 million, or $0.20 per diluted share for the first quarter ended March 31, 2005. This compares with a net loss of $9.1 million or $0.23 per share for the same period last year. Included in the first quarter 2004 results was a gain on the sale of certain assets related to the Company's ready-mix concrete business in Utah of approximately $10.0 million pre-tax (approximately
$6.0 million after-tax).

    "While most of our business is generally performing well, we did not get the year off to as good of a start as we had anticipated. However, our first quarter profitability from our operating divisions improved significantly compared to a year ago, which we believe is attributable to the work we have done to improve operating performance throughout the company," said
William G. Dorey, Granite President and Chief Executive Officer. "While we realize we still have work to do, we have made significant progress over the last twelve months. We anticipate strong demand for our services in virtually all of our markets and we remain optimistic that both of our divisions will perform well in 2005."

    Operating Results
    For the first quarter of 2005, total Company revenue increased 25% to a first quarter record $420.9 million compared with $337.0 million a year ago. Total gross profit as a percent of revenue for the quarter increased to 6.4% compared with 3.2% for the same period last year.

    Total Company backlog at March 31, 2005 was $2.6 billion compared with $2.0 billion at March 31, 2004. New awards for the first quarter 2005 include a $178.0 million joint venture design-build toll road construction project in Texas, a $104.4 million share of a joint venture design-build subway station renovation project in New York, and a $34.8 million pumping station project in Arkansas.

    Results by Segment
    Heavy Construction Division (HCD) revenue for the quarter totaled
$202.0 million versus $170.1 million for the same period last year. HCD gross profit as a percent of revenue increased in the quarter to 3.5% compared with a negative 2.1% for the quarter ended March 31, 2004. Operating loss for HCD totaled $1.3 million compared with a loss of $11.3 million in the first quarter 2004. Improved results for the division were partially offset by margin deterioration on five out of approximately 45 large projects. The unanticipated changes in the estimated costs to complete these projects accounted for approximately $11.5 million in additional costs for the quarter. HCD backlog increased $463.5 million to $2.0 billion compared with $1.6 billion at March 31, 2004.

    Commenting on HCD's results, Dorey stated, "We continue to focus considerable attention on bidding discipline, project execution and forecasting of our HCD projects. Due to the nature and duration of many of our HCD projects, it is important to appreciate that it takes time for the improvements and changes we have been making to affect the division's financial performance. With that being said, we expect that the progress we have made to date will result in bottom line improvement from HCD this year."

    Branch Division revenue for the quarter totaled $219.0 million, an increase of $52.0 million or 31% over the same period in 2004. Branch Division gross profit as a percent of revenue increased for the first quarter 2005 to 9.0% compared with 8.5% in the first quarter 2004. Operating loss for the Branch Division totaled $1.1 million for the quarter compared with a loss of $5.6 million a year ago. Backlog for the Branch Division increased 22% for the quarter to $582.8 million compared with $478.6 million at March 31, 2004.
    "The branches are beneficiaries of a strong private sector market in the West where we continue to see demand for commercial and residential site development work. In addition, we are witnessing an active public sector bidding environment in Arizona, Nevada, Utah and the Northwest. Given no significant change in these market conditions, the Branch Division has the opportunity to perform at or above the impressive level they achieved in 2004," Dorey stated.

    First Quarter Conference Call Information
    The Company will host a conference call on Thursday, April 28, 2005, at 11:00 a.m. Eastern time. Investors and other interested parties may access the call live by dialing 913-981-4912. A live Webcast will also be available via the Internet at www.graniteconstruction.com. The conference call will be recorded and available for replay approximately two hours after the call through May 5, 2005. In the U.S. and Canada, dial 888-203-1112. For international listeners, dial 719-457-0820. The pass code for the recording is 2460042. An audio archive of the call will also be available on the Company's website.

    Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.

    This press release contains forward-looking statements, such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as "believes," "expects," "appears," "may," "will," "should," "look for," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Granite undertakes no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

    For further information regarding risks and uncertainties associated with Granite's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Quantitative and Qualitative Disclosures About Market Risk" sections of Granite's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite's investor relations department at (831) 724-1011 or at Granite's website at www.graniteconstruction.com.

                      GRANITE CONSTRUCTION INCORPORATED
                         REVENUE AND BACKLOG ANALYSIS
                      (Unaudited - Dollars In Thousands)

                               BY MARKET SECTOR

                                                    Revenue
                                   -----------------------------------------
                                    Three Months Ended
                                          March 31,           Variance
                                   --------------------  -------------------
                                      2005      2004      Amount     Percent
                                   ---------  ---------  --------   --------
       Contracts
            Federal                $   9,301  $  12,304  $ (3,003)     (24.4)
            State                    127,457    126,495       962        0.8
            Local                    166,550    108,204    58,346       53.9
               Total public sector   303,308    247,003    56,305       22.8

            Private sector            71,404     50,349    21,055       41.8

       Aggregate sales                46,222     39,666     6,556       16.5

                                   $ 420,934  $ 337,018  $ 83,916       24.9

                                                      Backlog
                                   -------------------------------------------
                                           March 31,             Variance
                                   ----------------------- -------------------
                                       2005        2004      Amount   Percent
                                   -----------  ---------- ---------  --------
       Contracts
            Federal                $   100,633  $  122,960 $ (22,327)    (18.2)
            State                    1,015,432     780,550   234,882      30.1
            Local                    1,242,637     976,396   266,241      27.3
               Total public sector   2,358,702   1,879,906   478,796      25.5

            Private sector             255,328     166,461    88,867      53.4

       Aggregate sales                      --          --        --        --

                                   $ 2,614,030  $2,046,367 $ 567,663      27.7

                               BY GEOGRAPHIC AREA

                                   Three Months Ended
                                         March 31,             Variance
                                 ----------------------  -------------------
                                    2005         2004      Amount    Percent
                                 ----------  ----------  ---------  --------
       California                $  140,582  $  114,317  $  26,265      23.0
       West (Excl. CA)              119,111      74,453     44,658      60.0
       Midwest                        8,001      18,651    (10,650)    (57.1)
       Northeast                     63,737      53,315     10,422      19.5
       South                         89,503      76,282     13,221      17.3

                                 $  420,934  $  337,018  $  83,916      24.9

                                         March 31,             Variance
                                 ----------------------  -------------------
                                    2005       2004       Amount     Percent
                                 ----------  ----------  ---------  --------
       California                $  608,352  $  235,753  $ 372,599      ****
       West (Excl. CA)              350,314     369,439    (19,125)     (5.2)
       Midwest                      112,437      41,743     70,694      ****
       Northeast                    631,730     755,936   (124,206)    (16.4)
       South                        911,197     643,496    267,701      41.6

                                 $2,614,030  $2,046,367  $ 567,663      27.7

**** Represents percentages greater than 100%

                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (Unaudited - in Thousands, Except Per Share Data)

                                       Three Months Ended
                                              March 31,             Variance
                                      --------------------  --------------------
                                          2005      2004     Amount      Percent
                                      ---------  ---------  ---------   --------
Operations
     Revenue                          $ 420,934  $ 337,018  $  83,916       24.9
     Gross profit                       $26,940  $  10,684  $  16,256       ****
        Gross profit as a percent of
         revenue                            6.4%       3.2%       3.2%        --
     General and administrative
      expenses                        $  38,870  $  36,544  $  (2,326)      (6.4)
        G&A expenses as a percent of
         revenue                            9.2%      10.8%       1.6%        --
     Gain on sales of property and
      equipment                       $      26  $  13,330  $ (13,304)     (99.8)
     Other income (expense)
        Interest income               $   2,159  $   1,398  $     761       54.4
        Interest expense              $  (2,031) $  (1,740) $    (291)     (16.7)
        Equity in (loss) income of
         affiliates                   $     (60) $     107  $    (167)      ****
        Other, net                    $     (73) $     102  $    (175)      ****
             Total other expense      $      (5) $    (133) $     128       96.2

     Loss before income taxes and
      minority interest               $ (11,909) $ (12,663) $     754        6.0
     Minority interest                $     (50) $    (830) $     780       94.0
     Net loss                         $  (8,267) $  (9,109) $     842        9.2

     Net loss per share:
        Basic                         $   (0.20) $   (0.23) $    0.03       13.0
        Diluted                       $   (0.20) $   (0.23) $    0.03       13.0
     Weighted average shares of
      common stock:
        Basic                            40,485     40,266        219        0.5
        Diluted                          40,485     40,266        219        0.5

                                     March 31, December 31,      Variance
                                   -----------------------  ------------------
                                      2005        2004       Amount    Percent
                                   ----------  -----------  --------  --------
 Financial Position
 Working capital                   $  324,000  $   355,927  $(31,927)     (9.0)
 Current ratio                           1.72         1.76     (0.04)     (2.3)
 Long-term debt                    $  139,705  $   148,503  $ (8,798)     (5.9)
 Total liabilities to equity ratio       1.30         1.32     (0.02)     (1.5)
 Stockholders' equity              $  536,849  $   550,474  $(13,625)     (2.5)
 Total assets                      $1,233,228  $ 1,277,954  $(44,726)     (3.5)
 Book value per common share       $    12.87  $     13.23  $  (0.36)     (2.7)
 Backlog                           $2,614,030  $ 2,437,994  $176,036       7.2

**** Represents percentages greater than 100%

                        GRANITE CONSTRUCTION INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited - In thousands, except share and per share data)

                                                    March 31,    December 31,
                                                      2005          2004
                                                  ------------  -------------
                          Assets

    Current assets
        Cash and cash equivalents                 $    115,224  $     161,627
        Short-term marketable securities                75,460        102,237
        Accounts receivable, net                       380,762        357,842
        Costs and estimated earnings in
         excess of billings                             53,266         54,384
        Inventories                                     32,562         31,711
        Deferred income taxes                           21,070         21,012
        Equity in construction joint
         ventures                                       20,671         20,895
        Other current assets                            73,713         75,630

            Total current assets                       772,728        825,338

    Property and equipment, net                        380,342        376,197

    Long-term marketable securities                     20,612         13,828

    Investment in affiliates                            10,546         10,725

    Other assets                                        49,000         51,866

                                                  $  1,233,228  $   1,277,954

           Liabilities and Stockholders' Equity

    Current liabilities
       Current maturities of long-term debt       $     18,848  $      15,861
       Accounts payable                                190,019        191,782
       Billings in excess of costs and
        estimated earnings                             137,241        144,401
       Accrued expenses and other current
        liabilities                                    102,620        117,367

           Total current liabilities                   448,728        469,411

    Long-term debt                                     139,705        148,503

    Other long-term liabilities                         41,806         40,641

    Deferred income taxes                               44,135         44,135

    Minority interest in consolidated
     subsidiaries                                       22,005         24,790

    Stockholders' equity
       Preferred stock, $0.01 par value,
        authorized 3,000,000 shares; none
        outstanding                                         --             --
       Common stock, $0.01 par value,
        authorized 100,000,000 shares;
        issued and outstanding 41,715,786
        shares in 2005 and 41,612,319 shares
        in 2004                                            417            416
       Additional paid-in capital                       79,732         76,766
       Retained earnings                               470,196        482,635
       Accumulated other comprehensive income            1,263          1,475
                                                       551,608        561,292
       Unearned compensation                           (14,759)       (10,818)

                                                       536,849        550,474

                                                  $  1,233,228  $   1,277,954

SOURCE  Granite Construction Incorporated
    -0-                             04/27/2005
    /CONTACT: Jacque Underdown of Granite Construction, +1-831-761-4741/ /Web site: http://www.graniteconstruction.com /